EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-5000:
Sheila E. Gallagher, Vice President — Corporate Communications, Centex Corporation
Gayle A. Goodman, Project Manager, Public Relations, Centex Corporation

CENTEX CORPORATION ANNOUNCES
SENIOR MANAGEMENT TEAM CHANGES

DALLAS — May 18, 2004: Centex Corporation today announced the expansion of and changes to the company’s Senior Management Team. The announcements were made by Timothy R. Eller, who was named Centex’s Chairman and Chief Executive Officer effective April 1, 2004.

     Centex Executive Vice President and Chief Legal Officer Raymond G. Smerge said he will retire on December 31, 2004 after 36 years with the company. He will be succeeded by Brian J. Woram, 43, currently General Counsel of Centex Homes, who will become Senior Vice President and Chief Legal Officer of Centex Corporation next January.

     Jonathan R. Wheeler, 52, has joined Centex’s senior leadership team as Senior Vice President — Organization Development, a newly created position.

     Mr. Woram joined Centex Homes in 1995 and has served in his current position since 1998. Prior to joining Centex Homes, Mr. Woram spent nine years in private law practice and two years in the energy industry. He received his law degree from the University of Texas at Austin, where he served on the Texas Law Review.

     Mr. Wheeler will provide leadership in areas such as human resource development and business process improvement. Since 1997, Mr. Wheeler has been Senior Vice President of Organization Development for Centex Homes. Prior to joining Centex Homes, Mr. Wheeler held senior operations and staff positions in the manufacturing and services industries. He received his MBA from the Wharton School of the University of Pennsylvania.

     Mr. Wheeler will join Mr. Smerge, Leldon E. Echols, Centex’s Executive Vice President and Chief Financial Officer, and Robert S. Stewart, Senior Vice President — Strategic Planning and Marketing, on the Senior Management Team reporting to Mr. Eller. Mr. Woram will become part of the Senior Management Team when Mr. Smerge retires.

     Through its subsidiaries, Dallas-based Centex consistently ranks among the nation’s largest homebuilders, non-bank-affiliated retail mortgage lenders and commercial contractors. The company also has operations in home services and title and insurance.

     Centex Corporation was recently ranked No. 12 on Business Week magazine’s eighth annual list of the Top 50 best performing companies in America. The company consistently ranks among FORTUNE magazine’s list of “America’s Most Admired Companies” in the homebuilding industry. For more information visit www.centex.com.

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